UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 17, 2010

Inhibitex, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-50772	742708737
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

9005 Westside Parkway, Alpharetta, Georgia		30009
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	678-746-1100

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On February 17, 2010, the Compensation Committee of the Company's Board of Directors approved certain criteria upon which management incentive cash compensation earned in the 2010 fiscal year will be based. The specific criteria include: successful completion of the Phase II clinical trial for the Company's product candidate FV-100; advancement of the development of the Company's HCV program, including product candidate INX-189; and other criteria that the Company does not publish because doing so would disclose confidential business information.

The objectives are weight-adjusted and the amount of any incentive cash compensation awarded will be based on the Committee’s assessment of the level of achievement (measured both in time and success) of the specific criteria as a percentage that may be less than, equal to or exceed 100% in aggregate. The objectives include up to 50% in additional weighting associated with goals or criteria considered by the Compensation Committee to be particularly challenging or unexpected that, if achieved, would be expected to provide substantial added benefit to the Company and its stockholders. As a result, the aggregate weight ascribed to some of the objectives for 2010 could be as high as 150%.

Annual incentive cash compensation of executive officers of the Company, which include the principal executive officer and the other named executive officers is determined based on the percentage level of the criteria achieved as determined by the Compensation Committee as described above. Accordingly, annual incentive cash compensation for a particular year for each employee in this group is determined by multiplying the amount of his or her base salary for that year, times an amount up to his or her contractual target bonus percentage times the percentage level of achievement of the criteria as determined by the Compensation Committee. The Compensation Committee has the discretion to increase or decrease a particular executive's bonus amount above his or her contractual target bonus percentage based on such executive's individual performance.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Inhibitex, Inc.

February 22, 2010	By:	Russell H. Plumb

Name: Russell H. Plumb
Title: Chief Executive Officer